Exhibit 99.1

For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266 x106

jpellegrino@lemaitre.com

LeMaitre to Consolidate California Factory; Also Exiting TAArget/Unifit Business

BURLINGTON, MA, May 20, 2011 — LeMaitre Vascular, Inc. (NASDAQ: LMAT), a provider of peripheral vascular devices and implants, today announced a new factory consolidation and its exit from its TAArget/Unifit stent graft business.

California Factory Consolidation

On May 16, 2011, the Company’s Board approved the closure of its manufacturing facility in Laguna Hills, CA and the transfer of related production to Burlington. The Company acquired this factory in connection with its acquisition of the LifeSpan Vascular Graft in November, 2010. The closure is anticipated to occur in Q2 and Q3 2011.

This is the Company’s seventh factory consolidation since 2002. Upon completion of this consolidation, the Company will have centralized all of its production activities into a single location. The Company expects resulting income statement charges of approximately of $0.4mm spread throughout Q2 and Q3 of 2011 and cash outlays of approximately $0.9mm. The Company expects this closure to increase operating income by approximately $0.4mm per year in 2012 and beyond.

Exiting TAArget/UniFit Stent Graft Business

The Company also announced that it will discontinue the manufacture and sale of its TAArget/UniFit aortic stent grafts effective as of June 30, 2011. The Company expects approximately $1.1 million in non-cash charges in Q2 2011, mostly in the gross margin line due to TAArget/UniFit inventory write-offs. The Company will continue its European distribution of the Endologix stent graft.

George W. LeMaitre, Chairman & CEO said, “These two moves will continue the improvements we have been executing upon since Q4 2010. Another factory closure should save us $400,000/year and consolidate all manufacturing under one roof at our Burlington, Massachusetts headquarters. The TAArget/UniFit exit removes a declining product from our sales bag to allow greater focus on our faster-growing vascular products.”

Business Outlook

As a result of these restructuring initiatives, the Company reduced its Q2 2011 sales guidance to $15.3mm. The Company also reduced its Q2 2011 reported operating income guidance to break-even, which includes $1.1million of restructuring charges (TAArget/Unifit discontinuation, California factory closure and Spain/Denmark distributor buy-outs), as well as $0.9 million in TAArget/Unifit inventory write-offs in the gross margin line.

The Company has also revised its 2011 sales guidance to $61.0 million, and its 2011 reported operating income guidance to $5.0 million.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of vascular surgeons. The Company’s devices are used to treat peripheral vascular disease; a condition the Company believes affects at least 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart, including the Expandable LeMaitre Valvulotome and Pruitt F3 Carotid Shunt.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial and operational guidance, the projected closure date of its Laguna Hills, California manufacturing operations, the projected costs of such closure, the projected financial benefits of the relocation of graft production to the Company’s Burlington, Massachusetts headquarters, and the projected operational benefits of discontinuing the Company’s TAArget and UniFit stent graft products are forward-looking, involving risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company’s restructuring costs may be greater than anticipated; the risk that the transfer of production activities may have an adverse impact on the Company’s ability to manufacture its LifeSpan Vascular Graft in sufficient quantities at an acceptable cost and with comparable quality at its Burlington location, the risk that the Company’s restructuring activities may be distracting to the Company’s management; the risk that the Company may not realize the anticipated benefits of its restructuring activities; and other risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.